UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)

                           Marine Products Corporation
                       -----------------------------------
                                (Name of Issuer)

                          Common Stock, $.10 Par Value
                       -----------------------------------
                         (Title of Class of Securities)

                                   568427 10 8
                       -----------------------------------
                                 (CUSIP Number)

                              B. Joseph Alley, Jr.
                            2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3400
                                 (404) 873-8688
                       -----------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                    12/31/02
                       -----------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 568427 10 8


====================================================================================================================
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    R. Randall Rollins
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7          Sole Voting Power

                                    349,931***
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,117,145*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                    349,931***
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,117,145*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,467,076*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |X|

-------------------------------------------------------------------------------------------------------------------

13         Percent of Class Represented by Amount in Row (11)

                                  61.1 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       IN
-------------------------------------------------------------------------------------------------------------------

* Does not include 13,999** shares of the Company held by his wife. Includes 10,068,569** shares of the Company held by RFPS Investments III, L.P. of which LOR Investment Company, LLC, a Georgia limited liability company, wholly owned by LOR, Inc., is the general partner. Mr. Rollins is an officer, director, and owner of 50% of the voting stock of LOR, Inc.

**   Mr. Rollins disclaims any beneficial interest in these holdings.

***  Includes 47,520** shares held as Trustee.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Gary W. Rollins
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                    00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7          Sole Voting Power

                                     405,169
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,117,145*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                     405,169
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,117,145*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,522,314*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |X|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  61.4 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       IN
-------------------------------------------------------------------------------------------------------------------

* Does not include 60,002** shares of the Company held by his wife. Includes 10,068,569** shares of the Company held by RFPS Investments III, L.P. of which LOR Investment Company, LLC, a Georgia limited liability company, wholly owned by LOR, Inc., is the general partner. Mr. Rollins is an officer, director, and owner of 50% of the voting stock of LOR, Inc

**   Mr. Rollins disclaims any beneficial interest in these holdings.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    RFPS Investments III, L.P.
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7          Sole Voting Power

                                   10,068,569
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                   10,068,569
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent
--------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       PN
-------------------------------------------------------------------------------------------------------------------

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    LOR, Inc.
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       CO
-------------------------------------------------------------------------------------------------------------------



* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest. LOR Investment Company, LLC, the general partner of the Partnership, is wholly owned by the reporting person.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    LOR Investment Company, LLC.
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       WC
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                  10,068,569*
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       CO
-------------------------------------------------------------------------------------------------------------------



*    Includes  10,068,569  shares  owned  by RFPS  Investments  III,  L.P.  (the
     "Partnership"). The reporting person is the general partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest. The reporting person is wholly owned by LOR, Inc.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Rollins Holding Company, Inc.
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       CO
-------------------------------------------------------------------------------------------------------------------

* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    RWR Management Company, LLC
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       OO
-------------------------------------------------------------------------------------------------------------------


* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Rollins Investment Fund
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
--------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       PN
-------------------------------------------------------------------------------------------------------------------


* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Grace C. Rollins
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       IN
-------------------------------------------------------------------------------------------------------------------


* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    RRR Grandchildren's Partnership II, L.P.
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       PN
-------------------------------------------------------------------------------------------------------------------


* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    RRR Grandchildren's Partnership IV, L.P.
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       PN
-------------------------------------------------------------------------------------------------------------------


* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    The Gary W. Rollins Trust
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       OO
-------------------------------------------------------------------------------------------------------------------


* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    RCTLOR, LLC
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       OO
-------------------------------------------------------------------------------------------------------------------


* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    1997 RRR Grandchildren's Partnership, L.P.
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       PN
-------------------------------------------------------------------------------------------------------------------




* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Pamela Renee Rollins
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       IN
-------------------------------------------------------------------------------------------------------------------

* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Timothy Curtis Rollins
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       IN
-------------------------------------------------------------------------------------------------------------------


* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

-------------------------------------------------------------------------------------------------------------------
1          Name of Reporting Person  S.S. or I.R.S. Identification No. of Above Person

                    Amy Rollins Kreisler
-------------------------------------------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group                                               (a)|X|
                                                                                                          (b)|_|
-------------------------------------------------------------------------------------------------------------------
3          SEC Use Only

-------------------------------------------------------------------------------------------------------------------
4          Source of Funds

                                       00
-------------------------------------------------------------------------------------------------------------------
5          Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(E)        |_|

-------------------------------------------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                                  United States
-------------------------------------------------------------------------------------------------------------------
7           Sole Voting Power

                                        0
-------------------------------------------------------------------------------------------------------------------
8          Shared Voting Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
9          Sole Dispositive Power

                                        0
-------------------------------------------------------------------------------------------------------------------
10         Shared Dispositive Power

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                   10,068,569*
-------------------------------------------------------------------------------------------------------------------
12         Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares                          |_|

-------------------------------------------------------------------------------------------------------------------
13         Percent of Class Represented by Amount in Row (11)

                                  58.8 percent*
-------------------------------------------------------------------------------------------------------------------
14         Type of Reporting Person

                                       IN
-------------------------------------------------------------------------------------------------------------------


* Includes 10,068,569 shares owned by RFPS Investments III, L.P. (the "Partnership"). The reporting person is a limited partner of the Partnership. The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person's pecuniary interest.

CUSIP No. 568427 10 8

Item 1. SECURITY AND ISSUER

     This Schedule 13D relates to the Common Stock, $.10 par value, of Marine Products Corporation, a Delaware corporation (the "Company"). The principal executive office of the Company is located at:

                  2170 Piedmont Road, N.E.
                  Atlanta, Georgia   30324


Item 2. IDENTITY AND BACKGROUND


     1.   (a) R. Randall Rollins is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) Chairman of the Board and Chief Executive Officer of RPC, Inc., engaged in the business of oil and gas field services and boat manufacturing, the business address of which is 2170 Piedmont Road, N.E., Atlanta, Georgia 30324. Chairman of the Board and Chief Executive Officer of Rollins, Inc., engaged in the provision of pest-control, home security, lawn care and other consumer services, the business address of which is 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (d)  None.

          (e)  None.

          (f)  United States.


      2.  (a)  Gary W. Rollins is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) President and Chief Operating Officer of Rollins, Inc., engaged in the provision of pest-control, home security, lawn care and other consumer services, the business address of which is 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (d) None.

          (e) None.

          (f) United States.

CUSIP No. 568427 10 8


       3. (a) LOR, Inc. is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia corporation owned and controlled by R. Randall Rollins, Gary W. Rollins, Rollins Family members and Trusts benefiting Rollins Family members.

          (d) None.

          (e) None.

          (f) United States.


       4. (a) LOR Investment Company, LLC is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324

          (c) A Georgia limited liability company, wholly owned by LOR, Inc.

          (d) None.

          (e) None.

          (f) United States.


       5. (a) Rollins Holding Company, Inc. is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia corporation owned and controlled by R. Randall Rollins, Garry W. Rollins, Rollins Family members and Trusts benefiting Rollins Family members.

          (d) None.

          (e) None.

          (f) United States.


       6. (a) Rollins Investment Fund is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia corporation owned and controlled by R. Randall Rollins, Garry W. Rollins, Rollins Family members and Trusts benefiting Rollins Family members.

          (d) None.

          (e) None.

          (f) United States.

CUSIP No. 568427 10 8

       7. (a) Grace C. Rollins is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) Retired.

          (d) None.

          (e) None.

          (f) United States.


       8. (a) RWR Management Company, LLC is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited liability  company,  wholly owned by 1986 Robert
W. Rollins Qualified Subchapter S Trust (beneficiary is a son of R. Randall Rollins and R. Randall Rollins is Trustee.

          (d) None.

          (e) None.

          (f) United States.


       9. (a) RRR Grandchildren's Partnership II, L.P. is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited partnership owned and controlled by Gary W. Rollins, general partner, as Trustee and beneficiary of 1997 Grandchildren's Custodial Trust and also owned by grandchildren of R. Randall Rollins as limited partners.

          (d) None.

          (e) None.

          (f) United States.


      10. (a) RFPS Investments III, L.P. is a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited partnership.

          (d) None.

          (e) None.

          (f) United States.

CUSIP No. 568427 10 8

      11. (a) RRR Grandchildren's Partnership IV, L.P. a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited partnership owned and controlled by Gary W. Rollins, general partner through RRR Grandchildren's Custodial Partnership, II, and also owned by grandchildren of R. Randall Rollins as limited partners.

          (d) None.

          (e) None.

          (f) United States.


      12. (a) The Gary W. Rollins Trust a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Trust for which R. Randall Rollins is a Co-Trustee in which Gary
W. Rollins and his grandchildren are beneficiaries.

          (d) None.

          (e) None.

          (f) United States.


      13. (a) RCTLOR, LLC a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia limited liability company for which LOR, Inc. acts as Manager.

          (d) None.

          (e) None.

          (f) United States.


     14. (a) 1997 RRR Grandchildren's Partnership, L.P. a reporting person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) A Georgia general partnership owned by Trustees for which Gary W. Rollins is a Co-Trustee and which grandchildren of R. Randall Rollins are beneficiaries.

          (d) None.

          (e) None.

          (f) United States.

CUSIP No. 568427 10 8

      15. (a) Pamela Renee Rollins is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) Employer is Rollins, Inc./Customer Relations Manager

          (d) None.

          (e) None.

          (f) United States.


      16. (a) Timothy Curtis Rollins is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) Employer is R. Randall Rollins/Project Manager.

          (d) None.

          (e) None.

          (f) United States.


      17. (a) Amy Rollins Kreisler is a person filing this statement.

          (b) c/o LOR, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324.

          (c) Employer is The O. Wayne Rollins Foundation/Executive Director.

          (d) None.

          (e) None.

          (f) United States.



Item 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          On December 31, 2002,  each of the reporting  persons  contributed the
shares  shown  on  Schedule  II-A  to  the  RFPS   Investments  III,  L.P.  (the
"Partnership"). No consideration was given for the shares.

Item 4. PURPOSE OF TRANSACTION

     See 13D and Amendment 1 and Item 3 above. The transactions were effected for administration and collective management purposes. The reporting persons currently intend to hold the shares for investment.

          (a) - (j) None.

Item 5. INTEREST IN SECURITIES OF THE ISSUER

CUSIP No. 568427 10 8

          (a)-(b) See 13D and Amendment 1

          (c) Transactions subsequent to October 31, 2002, are listed on Exhibit II-B attached hereto and incorporated herein by this reference. All transactions were effected in Atlanta, Georgia, and involved gifts or transfers for which no consideration was given and, thus, no price is listed on Exhibit II-B.

          (d) None.

          (e) Not Applicable.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

          There are no such contracts, arrangements, understandings, or relationships with respect to any securities of the Company, including but not limited to transfer or voting of any of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

CUSIP No. 568427 10 8



Item 7. MATERIAL TO BE FILED AS EXHIBITS

          (a) Agreement of filing persons relating to filing of joint statement per Rule 13d-1(f).

          (b) Confirming Statements

          (c) Summary of Transactions

CUSIP No. 568427 10 8


Signature.

         After reasonable inquiry each of the undersigned certifies that to the best of his knowledge and belief the information set forth in this statement is true, complete and correct.

R. RANDALL ROLLINS

GARY W. ROLLINS

LOR INVESTMENT COMPANY, LLC

LOR, INC.

ROLLINS HOLDING COMPANY, INC.

ROLLINS INVESTMENT FUND

RFPS INVESTMENTS III, L.P.

1997 RRR GRANDCHILDREN'S PARTNERSHIP L. P.,

GRACE C. ROLLINS

RWR MANAGEMENT COMPANY, LLC

RRR GRANDCHILDREN'S CUSTODIAL
PARTNERSHIP II, L.P.

RRR GRANDCHILDREN'S CUSTODIAL
PARTNERSHIP IV, L.P.

THE GARY W. ROLLINS TRUST

RCTLOR, LLC,

PAMELA RENEE ROLLINS

TIMOTHY CURTIS ROLLINS

AMY ROLLINS KREISLER


By: Glenn P. Grove, Jr. as attorney-in fact authorized by
    Confirming Statements presented at Exhibit B



/s/ Glenn P. Grove, Jr.
------------------------------------
Glenn P. Grove, Jr.

CUSIP No. 568427 10 8



                                    EXHIBIT A


     The undersigned each hereby certifies and agrees that the above Amendment to Schedule 13D concerning securities issued by Marine Products Corporation is being filed on behalf of each of the undersigned.

R. RANDALL ROLLINS

GARY W. ROLLINS

LOR INVESTMENT COMPANY, LLC

LOR, INC.

ROLLINS HOLDING COMPANY, INC.

ROLLINS INVESTMENT FUND

RFPS INVESTMENTS III, L.P.

1997 RRR GRANDCHILDREN'S PARTNERSHIP L. P.

GRACE C. ROLLINS

RWR MANAGEMENT COMPANY, LLC

RRR GRANDCHILDREN'S CUSTODIAL
PARTNERSHIP II, L.P.

RRR GRANDCHILDREN'S CUSTODIAL
PARTNERSHIP IV, L.P.

THE GARY W. ROLLINS TRUST

RCTLOR, LLC,

PAMELA RENEE ROLLINS

TIMOTHY CURTIS ROLLINS

AMY ROLLINS KREISLER


By: Glenn P. Grove, Jr. as attorney-in fact authorized by
    Confirming Statements presented at Exhibit B



/s/ Glenn P. Grove, Jr.
------------------------------------
    Glenn P. Grove, Jr.

                                    EXHIBIT B

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, R. Randall Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                      /s/ R. Randall Rollins
                                      ------------------------------------
                                      R. Randall Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Gary W. Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



                                      /s/ Gary W. Rollins
                                      ----------------------------------
                                      Gary W. Rollins



                                       29
1564353v1

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, LOR Investment Company, LLC, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                   LOR INVESTMENT COMPANY, LLC
                                   By:  LOR, Inc., sole member


                                   By: /s/ R. Randall Rollins
                                       -----------------------------
                                       R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RFPS Investments III, LP, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                               RFPS INVESTMENTS III, LP

                               By: LOR Investment Company, LLC
                                   general partner

                               By:  LOR, Inc., sole member


                               By:  /s/ R. Randall Rollins
                                    -----------------------------
                                    R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, LOR, Inc., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                LOR, INC.


                                By: /s/ R. Randall Rollins
                                    -----------------------------
                                    R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Rollins Holding Company, Inc., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                ROLLINS HOLDING COMPANY, INC.


                                By: /s/ R. Randall Rollins
                                    -----------------------------
                                    R. Randall Rollins, President

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Rollins Investment Fund, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                    ROLLINS INVESTMENT FUND,
                                    by its Managing General Partners

                                    By:  The R. Randall Rollins Trust
                                         U/Agreement dated August 25, 1984,
                                         as amended


                                    By:  /s/ R. Randall Rollins
                                         -----------------------------
                                         R. Randall Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, 1997 RRR Grandchildren's Partnership, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                    1997 RRR GRANDCHILDREN'S
                                    PARTNERSHIP,
                                    by its General Partner

                                    By: The R. Randall Rollins Trust
                                        U/Agreement dated December 30, 1976


                                        /s/ Gary W. Rollins
                                        -----------------------------
                                        Gary W. Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Grace C. Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                      GRACE C. ROLLINS

                                      By: R. Randall Rollins as attorney-in-fact
                                          under General Power of Attorney
                                          dated October 20, 1992


                                          /s/ R. Randall Rollins
                                          -----------------------------
                                          R. Randall Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RWR Management Company, LLC, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                     RWR MANAGEMENT COMPANY, LLC
                                     by its Manager


                                     /s/ R. Randall Rollins
                                     -----------------------------
                                     R. Randall Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RRR Grandchildren's Custodial Partnership II, L.P., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and
Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                        RRR GRANDCHILDREN'S CUSTODIAL
                                        PARTNERSHIP II, L.P.
                                        by its General Partner

                                        By:  The 1997 RRR Grandchildren's
                                             Custodial Trust U/Agreement
                                             dated July 1, 1997


                                             /s/ Gary W. Rollins
                                             -----------------------------
                                             Gary W. Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RRR Grandchildren's Custodial Partnership IV, L.P., has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and
Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                     RRR GRANDCHILDREN'S CUSTODIAL
                                     PARTNERSHIP IV, L.P.,
                                     by its General Partner

                                     By:  RRR Grandchildren's Custodial
                                          Partnership II, L.P.,
                                          by its General Partner

                                              The 1997 RRR Grandchildren's
                                              Custodial Trust U/Agreement dated
                                              July 1, 1997


                                              /s/ Gary W. Rollins
                                              -----------------------------
                                              Gary W. Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, The Gary W. Rollins Trust (U/A dtd December 30, 1976), has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and
Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                      THE GARY W. ROLLINS TRUST
                                      U/Agreement dated December 30, 1976


                                      /s/ R. Randall Rollins
                                      -----------------------------
                                      R. Randall Rollins, Trustee

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, RCTLOR, LLC, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                     RCTLOR, LLC by its Managing Member
                                     By:  LOR, Inc.


                                     /s/ R. Randall Rollins
                                     -----------------------------
                                     R. Randall Rollins, President

                              CONFIRMING STATEMENT


This  Statement  confirms  that  the  undersigned,  Pamela  Renee  Rollins,  has authorized  and  designated  Glenn P.  Grove,  Jr.  to  execute  and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



                                      /s/ Pamela Renee Rollins
                                      -----------------------------
                                      Pamela Renee Rollins

                              CONFIRMING STATEMENT


This Statement confirms that the undersigned, Timothy Curtis Rollins, has authorized and designated Glenn P. Grove, Jr. to execute and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                          /s/ Timothy Curtis Rollins
                                          -----------------------------
                                          Timothy Curtis Rollins

                              CONFIRMING STATEMENT


This  Statement  confirms  that  the  undersigned,  Amy  Rollins  Kreisler,  has authorized  and  designated  Glenn P.  Grove,  Jr.  to  execute  and file on the undersigned's behalf all Forms 3, 4, 5 and Schedule 13D (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Marine Products Corporation. The authority of Glenn P. Grove, Jr. under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Marine Products Corporation, unless earlier revoked in writing. The undersigned acknowledges that Glenn P. Grove, Jr. is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


                                        /s/ Amy Rollins Kreisler
                                        -----------------------------
                                        Amy Rollins Kreisler

                                    EXHIBIT C

                             SUMMARY OF TRANSACTIONS

A. Randall Rollins ("RRR"):


               Date             Shares              A/D1       Description

1.             12/27/02         440                 A          Shares received by RRR on dissolution of RWR
                                                               Investment Partnership, L.P (RWRP), resulting in an
                                                               increase in shares owned by RRR directly and a
                                                               decrease in his indirect ownership of  shares as
                                                               general partner of RWRP.

2.             12/27/02         43,618              A          Dissolution of 1996 RWR Investment Partnership,
                                                               L.P. (RWRP), resulting in a distribution to the
                                                               1986 Robert W. Rollins Qualified Subchapter S Trust
                                                               (STRST).  STRST in turn transferred these shares,
                                                               and others it directly owned to RWR Management
                                                               Company, LLC (RWRLLC), which is wholly owned by
                                                               STRST and of which RRR is the Manager.  This
                                                               resulted in an increase in RRR's indirect ownership
                                                               of shares in his role as Trustee of Trusts, and
                                                               resulting decrease in RRR's indirect ownership of
                                                               shares in his role as general partner of  RWRP.

3.             12/27/02         44,058              D          Dissolution of 1996 RWR Investment Partnership,
                                                               L.P. (RWRP), resulting in a distribution of 440
                                                               shares to RRR and 43,618 shares to the 1986 Robert
                                                               W. Rollins Qualified Subchapter S Trust (STRST).
                                                               STRST in turn transferred these shares it received
                                                               from RWRP, and others it directly owned to RWR
                                                               Management Company, LLC (RWRLLC), which is wholly
                                                               owned by STRST and of which RRR is the Manager.
                                                               This resulted in an increase in RRR's direct
                                                               ownership of shares and indirect ownership of
                                                               shares in his role as Trustee of STRST, and
                                                               resulting decrease in RRR's indirect ownership of
                                                               shares in his role as general partner of RWRP.

4.             12/31/02         206,193             D          Transfer of shares by Rollins Investment Fund
                                                               (RIF), a Georgia general partnership, to RFPS
                                                               Investments III, L.P., a Georgia limited
                                                               partnership.  As a result, RIF shares which RRR
                                                               reports as Trustee of Trusts that are partners of
                                                               RIF decreases.

5.             12/31/02         47,329              D          Transfer of shares by RIF to RFPS Investments
                                                               III, L.P., a Georgia limited partnership.  As a
                                                               result, RIF shares which RRR reports as general
                                                               partner of RIF decreases.

6.             12/31/02         46,224              D          Transfer of shares by RRR as Trustee to RFPS
                                                               Investments III, L.P., a Georgia limited partnership.

7.             12/31/02         48,960              D          Transfer of shares by RRR as co-Trustee to RFPS
                                                               Investments III, L.P., a Georgia limited
                                                               partnership.

8.             12/31/02         733,800             D          Transfer of shares by RCTLOR, LLC, to RFPS
                                                               Investments III, L.P., a Georgia limited
                                                               partnership.

9.             12/31/02         7,496,296           D          Transfer of shares by LOR, Inc. to RFPS Investments
                                                               III, L.P., a Georgia limited partnership.

10.            12/31/02         207,360             D          Transfer of shares by Rollins Holding Company, Inc.
                                                               to RFPS Investments III, L.P., a Georgia limited
                                                               partnership.

11.            12/31/02         10,068,569          A          Receipt of shares from entities identified in Rider
                                                               II from RFPS Investments III, L.P., a Georgia
                                                               limited partnership.


1 A = Acquired; D = Disposed of

                             SUMMARY OF TRANSACTIONS

B. Gary W. Rollins ("GWR"):

             Date               # Shares              A/D2       Description

1.           12/31/02           223,053               D          Transfer of shares by RIF to RFPS
                                                                 Investments III, L.P., a Georgia limited
                                                                 partnership.  As a result, RIF shares which GWR
                                                                 reports as Trustee of Trusts that are partners of
                                                                 RIF decreases.

2.           12/31/02           187,932               D          Transfer of shares by RIF to RFPS Investments
                                                                 III, L.P., a Georgia limited partnership.  As a
                                                                 result, RIF shares which GWR reports as general
                                                                 partner of RIF decreases.

3.           12/31/02           19,691                D          Transfer of shares by GWR as Trustee for Randall
                                                                 Rollins' grandchildren to RFPS Investments III,
                                                                 L.P., a Georgia limited partnership.

4.           12/31/02           32,832                D          Transfer of shares by GWR as co-Trustee to RFPS
                                                                 Investments III, L.P., a Georgia limited
                                                                 partnership.

5.           12/31/02           733,800               D          Transfer of shares by RCTLOR, LLC, to RFPS
                                                                 Investments III, L.P., a Georgia limited
                                                                 partnership.

6.           12/31/02           7,496,296             D          Transfer of shares by LOR, Inc. to RFPS
                                                                 Investments III, L.P., a Georgia limited
                                                                 partnership.

7.           12/31/02           207,360               D          Transfer of shares by Rollins Holding Company,
                                                                 Inc. to RFPS Investments III, L.P., a Georgia
                                                                 limited partnership.

8.           12/31/02           10,068,569            A          Receipt of shares from entities identified in
                                                                 Rider II from RFPS Investments III, L.P., a
                                                                 Georgia limited partnership.


2 A = Acquired; D = Disposed of

RIDER II

                                                     PERCENTAGE      NO. OF SHARES
                                                      OWNERSHIP     MARINE PRODUCTS
                                                       IN L.P.*        CORPORATION
                  REPORTING PERSON                                   CONTRIBUTED TO
                                                                       PARTNERSHIP
----------------------------------------------------------------------------------
GROUP A:
LOR, Inc.                                                 74.4%         7,496,296
LOR Investment Company, LLC                                 0.1                **
Rollins Holding Company, Inc.                               2.1           207,360

GROUP B:
RWR Management Company, LLC                                 0.5            46,224
Rollins Investment Fund                                     8.4           843,240
Grace C. Rollins                                            4.9           493,155
RRR Grandchildren's Custodial Partnership II, L.P.          0.1             8,394
RRR Grandchildren's Custodial Partnership IV, L.P.          0.1            11,297
The Gary W. Rollins Trust                                   0.5            48,960
RCTLOR, LLC                                                 7.3           733,800
1997 RRR Grandchildren's Partnership                        0.3            32,832
Pamela Renee Rollins                                        0.5            52,714
Timothy Curtis Rollins                                      0.5            48,120
Amy Rollins Kreisler                                        0.5            46,177


* Amounts do not total 100% due to rounding.

** Reporting Person contributed $100,000 as its contribution to the Partnership.

The contribution of shares above represent contributions by the listed persons and entities to RFPS Investments III, L.P. (RFPS III) made on December 31, 2002. Each person and entity has a resulting proportional beneficial ownership in RFPS III noted above.



                                       49
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